Exhibit 23.1

ACCOUNTANTS’ CONSENT

The Board of Directors
Aether System, Inc.

We consent to the use of our reports dated February 5, 2001, with respect to the consolidated balance sheets of Aether Systems, Inc. as of December 31, 1999 and 2000, and the related consolidated statements of operations and other comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

McLean, Virginia
January 21, 2002